Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-164289) and related Prospectus of Westway Group, Inc. of our report dated January 19, 2009, except as to notes 3 and 17, which are as of March 9, 2009, with respect to the combined carve-out financial statements of the bulk liquid storage and liquid feed supplements businesses (Westway Group) of ED&F Man group included in this Annual Report (Form 10-K) of Westway Group, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP

London, England

16 March 2010